UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) July 21, 2000


                           Heritage Commerce Corp
            (Exact name of registrant as specified in its charter)

             CA                    00-23877                  77-0469558
(State of other jurisdiction    (Commission File          (IRS Employer
     of incorporation)               Number)            Identification No.)

150 Almaden Blvd., San Jose, CA                             95113
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code      (408) 947-6900

                                       None
         (Former name or former address, if changed since last report.)


Item 5.	Other Events.


                HERITAGE COMMERCE CORP REPORTS FINANCIAL RESULTS
                        FOR THE SECOND QUARTER OF 2000

    Heritage Commerce Corp (the "Company") (Nasdaq: HTBK) today reported consolidated earnings of $809,000, up 20%, or $135,000, from $674,000 for the second quarter of 1999. Income for the second quarter of 2000 was affected by the payment of severance benefits resulting from a change in management. Earnings for the second quarter would have been $1,439,000 if not for this change in management. Earnings per diluted share for the second quarter of 2000 were $0.11, up 10%, or $.01, from $0.10 per diluted share for the prior year period. Annualized year-to-date return on average assets and return on average equity were 0.75% and 8.10%, respectively, compared with returns of 0.72% and 8.41%, respectively, for the same period in 1999.

    On May 9, 2000, the Company signed a Definitive Merger Agreement with Western Holdings Bancorp, the holding company for Bank of Los Altos. The Agreement provides for shareholders of Western Holdings Bancorp to receive shares of Heritage Commerce Corp stock in a tax-free exchange. The merger is expected to be accounted for as a pooling of interests and is expected to be completed in the fourth quarter of 2000. The merger is subject to customary conditions, including the approval of the shareholders of both companies and required regulatory agencies. In connection with the merger, the parties have granted reciprocal options to acquire 19.9% of their respective outstanding shares in the event a party terminates the merger in favor of another transaction. Upon completion of the merger, Bank of Los Altos will operate as a wholly owned subsidiary of Heritage Commerce Corp.

    For the second quarter of 2000, as compared with the same period of the previous year net interest income grew by $2,399,000, or 49%; the increase was primarily a result of change in the types of interest-earning assets and the overall growth in earning assets and new deposits at favorable rates.

    Noninterest income was $391,000, compared with $687,000 (the decrease was primarily due to gains on sale of securities realized in 1999); noninterest expenses, primarily salaries and benefits, (which includes payment of severance costs related to a change in management), increased by $1,868,000, or 45%, as a result of an increase in the number of employees to support the
growth of the Company.   The Company's net interest margin remained stable at
6.04% for the quarter ended June 30, 2000, compared with 6.02% for the quarter ended June 30, 1999.

    Total assets as of June 30, 2000 were $580,967,000, an increase of $177,752,000, or 44%, from June 30, 1999 and an increase of $104,303,000, or
22%, from total assets of $476,664,000 at December 31, 1999. Total deposits as of June 30, 2000 were $518,475,000, an increase of $153,883,000, or 42%, from June 30, 1999 and an increase of $99,935,000, or 24%, from total deposits of $418,540,000 at December 31, 1999.

    Total portfolio loans as of June 30, 2000 were $371,373,000, an increase of $126,037,000, or 51%, when compared to June 30, 1999. Total portfolio loans as of December 31, 1999 were $271,855,000. The Company's allowance for loan losses was $6,000,000, or 1.62%, of total loans as of June 30, 2000. This compares with an allowance for loan losses of $4,337,000, or 1.77%, and $5,003,000, or 1.84%, of total loans at June 30, 1999 and December 31, 1999, respectively. The Company's non-performing assets (NPA's) were $1,092,000 as of June 30, 2000. NPA's were $1,396,000 as of December 31, 1999, and $1,776,000 as of June 30, 1999.

    Shareholders' equity as of June 30, 2000 was $47,043,000, compared with $31,473,000 as of June 30, 1999. Book value per share was $6.55 as of June 30, 2000, compared to $5.12 as of June 30, 1999. The Company's leverage capital ratio was 10.3% at June 30, 2000, compared to 8.6% at June 30, 1999.

    Heritage Commerce Corp, a bank holding company established February 17, 1998, is the parent company of three financial institutions, Heritage Bank of Commerce, a commercial bank headquartered in the city of San Jose, Heritage Bank East Bay, a commercial bank headquartered in the city of Fremont, with an office in Danville, and Heritage Bank South Valley, a commercial bank headquartered in the city of Morgan Hill.

    The Company's common stock is listed on the Nasdaq National Market under the symbol "HTBK".

    Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1999 and the Quarterly Reports on Form 10-Q filed by the Company in fiscal 2000.

    For further information about the Company's financial performance, contact Brad L. Smith, Chief Executive Officer, at (408) 947-6900 or visit the Company's web site at www.heritage-bank.com.


                       Forward Looking Statement Disclaimer

    This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from
those indicated.   For a discussion of factors which could cause results to
differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


CONDENSED FINANCIAL STATEMENTS
(unaudited)
                               At and For the Three Months Ended      At and For the Six Months Ended
(Dollars in thousands            June 30,      June 30,    Percent     June 30,    June 30,    Percent
 except per share amounts)         2000          1999       Change       2000        1999       Change
Income Statement Data
  Net Interest Income         $    7,313    $    4,914       49%    $    13,761  $    9,908      39%
  Provision for Loan Losses          384           484      -21%            984       1,127     -13%
  Noninterest Income                 391           687      -43%            875       1,911     -54%
  Noninterest Expense              6,031         4,163       45%         10,764       8,750      23%
  Net Income                  $      809    $      674       20%    $     1,847  $    1,301      42%

Per Share Data
  Earnings Per Share
    Basic                     $     0.11    $     0.11        0%    $      0.26  $     0.21      24%
    Diluted                         0.11          0.10       10%           0.24        0.18      26%
  Book Value Per Common Share       6.55          5.12       28%           6.55        5.12      28%

  Weighted average shares
  outstanding used in computing:
    Basic earnings per share   7,088,480     6,140,539       15%      7,061,548   6,126,574      15%
    Diluted earnings per share 7,501,820     7,000,520        7%      7,570,929   7,026,093       8%

Balance Sheet Data
  Total Assets                                                       $  580,967  $  403,215      44%
  Securities, Available-For-Sale                                         34,115      31,631       8%
  Securities, Held-To-Maturity                                           12,812      13,856      -8%
  Loans Held-For-Sale                                                    27,620      11,675     137%
  Loans                                                                 371,373     245,336      51%
  Allowance For Loan Losses                                               6,000       4,337      38%
  Total Deposits                                                        518,475     364,592      42%
  Total Shareholders' Equity                                             47,043      31,473      49%
  Unrealized Gain (loss) on Securities, Net                                (167)        (92)     82%

  Nonperforming Loans                                                     1,092       1,776

Selected Financial Ratios
  Net Interest Margin                                                     6.04%       6.02%
  Annualized Return on Average Assets                                     0.75%       0.72%
  Annualized Return on Average Equity                                     8.10%       8.41%
  Allowance for Loan Losses to Nonperforming Loans                         549%        244%
  Allowance for Loan Losses to Total Loans                                1.62%       1.77%
  Leverage Ratio                                                         10.33%       8.62%


                                 SIGNATURES

    Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  July 21, 2000                     HERITAGE COMMERCE CORP
                                 By:   /s/ Lawrence D. McGovern
                                           Lawrence D. McGovern
                           Chief Financial Officer / Executive Vice President